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                                                                    EXHIBIT 23.1

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Forms S-3 No. 333-19695, 333-7861 and 333-45759 and Forms S-8 No. 33-61704,
33-61708, 33-68046, pertaining to the Protein Polymer Technologies, Inc. 1992 Stock Option Plan, 1989 Stock Option Plan, and Options Subject to Individual Option Agreements of our report dated January 30, 1998 (except Note 9, as to which the date is April 13, 1998) with respect to the financial statements of Protein Polymer Technologies, Inc., included in the Annual Report (Form 10-KSB) for the year ended December 31, 1997.


                                       /s/ Ernst & Young LLP

                                       ERNST & YOUNG LLP

San Diego, California
April 13, 1998